Exhibit 2.2
FORM OF AGREEMENT AND PLAN OF MERGER
OF
ENDURO OPERATING LLC
AND
ENDURO TEXAS LLC
     This Agreement and Plan of Merger (this “Plan of Merger”) made as of the [•] day of [•], 2011, pursuant to Chapter 10 of the Texas Business Organizations Code (the “TBOC”), by and between Enduro Operating LLC, a Texas limited liability company (“Enduro Operating”), and Enduro Texas LLC, a Texas limited liability company (“Enduro Texas”), said entities being hereinafter sometimes collectively called the “Constituent Entities” or “Surviving Entities.”
W I T N E S S E T H
     WHEREAS, Enduro Resource Partners LLC, a Delaware limited liability company (“Enduro Partners”), is the sole member of Enduro Operating and, pursuant to the Limited Liability Company Agreement of Enduro Operating dated as of July 1, 2010 (the “Enduro Operating LLC Agreement”), is entitled to manage the business and affairs of Enduro Operating;
     WHEREAS, Enduro Partners is the sole member of Enduro Texas and, pursuant to the Operating Agreement of Enduro Texas dated as of [•], 2011 (the “Enduro Texas Operating Agreement”), is entitled to manage the business and affairs of Enduro Texas; and
     WHEREAS, Enduro Partners, in its capacity as sole member of each of Enduro Operating and Enduro Texas, has adopted resolutions (1) approving the proposed merger of Enduro Operating and Enduro Texas whereby both Enduro Operating and Enduro Texas survive the merger (the “Merger”) upon the terms and conditions hereinafter set forth and (2) approving this Plan of Merger in accordance with the applicable provisions of the TBOC and the constituent documents of each of Enduro Operating and Enduro Texas;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying it into effect, the ownership interests of each of the Surviving Entities and such other details and provisions of the Merger as are deemed necessary or desirable, the parties hereto have agreed and covenanted, and do hereby agree and covenant, as follows:
     1. When the Merger contemplated by this Plan of Merger shall become effective under the TBOC, the Surviving Entities shall each continue in existence under the laws of the State of Texas. The Merger shall become effective at the time set forth in the Certificate of Merger to be filed with the Secretary of State of the State of Texas (such time herein referred to as the “Effective Time of the Merger”).
     2. At the Effective Time of the Merger:

     (a) Each of the Surviving Entities shall maintain its separate existence and each shall continue as a surviving business entity under the same name.
     (b) There shall be no change (through amendment, restatement or otherwise) to Enduro Sponsor’s membership interest in each of Enduro Operating and Enduro Texas.
     (c) There shall be no change (through amendment, restatement or otherwise) to the Enduro Operating LLC Agreement and the Certificate of Formation of Enduro Operating.
     (d) There shall be no change (through amendment, restatement or otherwise) to the Enduro Texas Operating Agreement or the Certificate of Formation of Enduro Texas.
     (e) The sole member of Enduro Operating immediately following the Effective Time of the Merger shall be the sole member of Enduro Operating immediately prior to the Effective Time of the Merger.
     (f) The sole member of Enduro Texas immediately following the Effective Time of the Merger shall be the sole member of Enduro Texas immediately prior to the Effective Time of the Merger.
     (g) By virtue of the Merger, all rights, title and interests to all of the real estate and other property and the liabilities and obligations of Enduro Operating, other than the right, title and interest to the net profits interest (“Net Profits Interest”) described in the Conveyance of Net Profits Interest set forth in Exhibit A (the “Conveyance”), shall be allocated to and vested in Enduro Operating without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred but subject to any existing liens or other encumbrances thereon (all real estate and other property and the liabilities and obligations to be retained by Enduro Operating are referred to herein as the “Retained Assets and Liabilities”); Enduro Operating shall be responsible and liable for all liabilities and obligations (contingent or otherwise) attributable to the ownership, operation or use of (i) the Retained Assets and Liabilities and the Net Profits Interest at any time before the Effective Time of the Merger and (ii) the Retained Assets and Liabilities at any at or after the Effective Time of the Merger; any claim or action or proceeding by or against Enduro Operating in connection with the ownership, operation or use of the Retained Assets and Liabilities may be prosecuted as if the Merger had not taken place; and neither the rights of creditors nor any liens upon the property of Enduro Operating shall be impaired by the Merger.
     (h) By virtue of the Merger, all rights, title and interests to the Net Profits Interest shall be allocated to and vested in Enduro Texas without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred but subject to any existing liens or other encumbrances thereon; Enduro Texas shall thenceforth be responsible and liable for all liabilities and obligations (contingent or otherwise) attributable to the ownership, operation or use of the Net Profits Interest at or after the Effective Time of the Merger; any claim or action or proceeding by or against Enduro Texas in connection with the ownership, operation or use of the Net Profits Interest may be prosecuted as if the Merger had not taken place; and neither the rights of creditors nor any liens upon the property of Enduro Texas shall be impaired by the Merger.
     3. All acts, plans, policies, contracts, approvals and authorizations of Enduro Operating and its sole member in connection with the Retained Assets and Liabilities, which were valid and effective immediately prior to the Effective Time of the Merger, shall be as effective and binding on Enduro Operating after the Merger as the same were effective and binding prior to the Merger.
     4. All acts, plans, policies, contracts, approvals and authorizations of Enduro Operating and its sole member in connection with the Net Profits Interest, which were valid and effective immediately prior to the Effective Time of the Merger, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Enduro Texas and shall be as effective and binding thereon as the same were with respect to Enduro Operating.
     5. Enduro Operating hereby agrees that at any time, or from time to time, as and when requested by Enduro Texas, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its authorized officers, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action, as Enduro Texas, its successors or assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution to Enduro Texas of any property, right, privilege or franchise pursuant to applicable law, or to vest or perfect in or confirm to Enduro Texas, its successors and assigns, title to and possession of all the property, rights, privileges, powers, franchises and interests as a result of the Merger pursuant to applicable law, and otherwise to carry out the intent and purpose hereof.
     6. Following the Effective Time of the Merger, Enduro Operating shall record the Conveyance and any supplement thereto in the real property records in each applicable Texas, Louisiana and New Mexico jurisdiction, or in such other records of those states as required under applicable law, to place third parties on notice of the Conveyance and any supplement thereto.
     7. The sole member of each of the Surviving Entities will not, as a result of the Merger, become personally liable for the liabilities or obligations of any other person or entity unless such member consents to becoming personally liable by action taken in connection with this Plan of Merger.
     8. Anything herein or elsewhere to the contrary notwithstanding, (a) this Plan of Merger may be terminated and abandoned at any time prior to the Effective Time of the Merger by resolution of Enduro Partners, acting in its capacity as sole member of each of Enduro Operating and Enduro Texas, for any reason deemed appropriate by Enduro Partners, and (b) to the extent permitted by law, this Plan of Merger may be amended, supplemented or interpreted at any time by action taken by Enduro Sponsor, in its capacity as sole member of each of Enduro Operating and Enduro Texas, and in the case of an interpretation, the actions of Enduro Partners shall be binding.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Plan of Merger as of the date first above written.

ENDURO OPERATING LLC
By:	Enduro Resource Partners LLC, its sole member

By:
Name:
Title:

ENDURO TEXAS LLC
By:	Enduro Resource Partners LLC, its sole member

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]